EXHIBIT 99.1

NEWS RELEASE

For more information:

Media:	Investor Relations:
John Coulbourn	Martha Schaefer
978/897-0100 x3098	978/897-0100 x3030
john.coulbourn@schange.com	martha.schaefer@schange.com

SeaChange International Announces

Fourth Quarter Fiscal 2006 Results

ACTON, Mass. (March 14, 2006) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its fourth quarter of fiscal 2006 ended January 31, 2006. Revenues for the quarter were $33.2 million compared to revenues of $30.0 million in the fourth quarter of fiscal 2005, an 11% increase. The Company recorded a net loss of $2.9 million, or $.10 per diluted share, for the fourth quarter of fiscal 2006 versus a net loss of $2.2 million, or $0.08 per diluted share, for the fourth quarter of fiscal 2005.

For the fiscal year ended January 31, 2006, revenues were $126.3 million compared to revenues of $157.3 million in the prior fiscal year. The Company recorded a net loss of $12.1 million, or $0.43 per diluted share, for the fiscal year ended January 31, 2006 versus net income of $9.9 million, or $0.34 per diluted share, for the fiscal year ended January 31, 2005.

In the fourth quarter of fiscal 2006, total product revenues which consisted of systems, hardware and software were $17.0 million as compared to $22.0 million for the previous quarter and $18.8 million for the fourth quarter of last year. Revenues from services for the fourth quarter of fiscal 2006 were $16.3 million as compared with $13.3 million for the previous quarter and $11.2 million for the fourth quarter of Fiscal 2005. Total revenues from the Company’s Video-on-Demand products and services were $19.7 million in the fourth quarter of fiscal 2006, including $6.3 million in hardware and systems, $3.4 million in software subscription and development revenues from acquired contracts, and $10.0 million in services including $3.0 million in media services from the On Demand Group. This compares to $18.6 million in total revenues attributable to the Company’s Video-on-Demand products and services in the third quarter of fiscal 2006, and $18.2 million for the same quarter a year ago. In addition to revenues from Video-on-Demand products and services, the Company recorded revenues of $4.6 million from advertising systems and $2.6 million from broadcast systems and $6.3 million in service revenues associated with these products. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) in the fourth quarter of fiscal 2006 was a loss of $741 thousand.(1)

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Total revenues for the second half of the fiscal year 2006 increased as expected over the first half of the year. Revenues of $68.6 million in the second half of the fiscal year increased 19% over total revenues of $57.7 million for the first half of the fiscal year.

“In FY ‘06, we set out to transform our business model and we accomplished a great deal,” said Bill Styslinger, president and CEO, SeaChange International. “We dramatically expanded our product lines through the acquisitions of Liberate Europe and the On Demand Group, and the investment we made in Casa Systems. We also successfully unbundled our hardware and software offerings to better leverage our software and service strengths to build a business based on recurring revenue. We had a stronger second half as predicted, and have set the stage for an even stronger FY07.”

“The pieces are coming together,” continued Styslinger. “The dynamics are there to significantly fuel our growth: first, marketplace competition is driving an increase in digital set top boxes and therefore driving an increase in streams. Second, the increased availability of high-quality mainstream content, especially time-shifted television, is driving usage; and third, the emergence of high definition demands greater streaming and storage capacities. We expect all of these drivers to increase demand for our core and expanded product lines going forward.”

“With the changes in our business and the changes in the market, we are confident that the upward trend we’re seeing will continue as we look out to fiscal year 2007,” Styslinger said. “We expect revenues to be significantly higher in fiscal ‘07 which will return the Company to positive cash flow generation.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EST which will be available live and archived at www.schange.com.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

(1) EBITDA is a non-GAAP number that the Company defines as operating income excluding depreciation and amortization. A reconciliation of EBITDA to net income for these periods is contained in the financial schedules that accompany this release. EBITDA is an important measurement used by management to measure the cash generated from or used for operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. EBITDA should be considered, in addition to, but not a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

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Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the ability of the Company to integrate businesses acquired by the Company, including The ON Demand Group Limited; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with C-COR (as successor to nCube Corp. (; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including Casa Systems; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors That May Affect our Business” in the Company’s Annual Report on Form 10-K filed with the Commission on April 15, 2005. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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*	MediaCluster, Axiom, and SeaChange are registered trademarks of SeaChange International, Inc.

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SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 31,	January 31,	January 31,	January 31,
	2006	2005	2006	2005
Revenues	$33,237	$30,042	$126,264	$157,303
Cost of revenues	18,404	18,054	74,133	85,846

Gross profit	14,833	11,988	52,131	71,457

Operating expenses:

Research and development	9,242	7,653	34,378	29,424
Selling and marketing	4,116	5,174	18,646	18,053
General and administrative	4,216	2,860	14,032	10,323
Amortization of intangibles	1,040	88	2,201	1,333

	18,614	15,775	69,257	59,133

Income (loss) from operations	(3,781)	(3,787)	(17,126)	12,324

Interest income, net	495	426	2,038	962

Income (loss) before income taxes and equity income (loss) in earnings of affiliates	(3,286)	(3,361)	(15,088)	13,286

Income tax (benefit) expense	(666)	(1,203)	(2,941)	3,200
Equity income (loss) in earnings of affiliates	(244)	(5)	39	(148)

Net income (loss)	$(2,864)	$(2,163)	$(12,108)	$9,938

Basic income (loss) per share	$(0.10)	$(0.08)	$(0.43)	$0.36

Diluted income (loss) per share	$(0.10)	$(0.08)	$(0.43)	$0.34

Weighted average common shares outstanding–
Basic	28,438	28,076	28,303	27,640

Diluted	28,438	28,076	28,303	29,053

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SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2006	January 31, 2005
Assets
Current assets:
Cash and cash equivalents	$21,594	$93,561

Marketable securities	14,596	26,052
Accounts receivable, net	34,472	25,047
Inventories	19,299	19,458
Prepaid expenses and other current assets	10,976	9,750

Total current assets	100,937	173,868

Property and equipment, net	27,191	15,814
Marketable securities	24,689	14,299
Investments in affiliates	12,812	4,661
Intangibles, net	18,904	480
Goodwill	20,379	1,882
Other assets	5,363	1,301

	$210,275	$212,305

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable and accrued expenses	$29,048	$23,009
Current portion of line of credit and obligations under capital leases	—	209
Customer deposits	2,170	165
Deferred revenue	20,045	21,342
Income taxes payable	3,097	2,575
Deferred taxes payable – short term	556	—

Total current liabilities	54,916	47,300

Deferred taxes payable – long-term	1,353	—

Common stock and other equity	176,523	174,737
Accumulated deficit	(22,055)	(9,455)
Accumulated other comprehensive loss	(462)	(277)

Total stockholders’ equity	154,006	165,005

	$210,275	$212,305

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SeaChange International, Inc.

Reconciliation between Condensed Consolidated Statements of Operations and Earnings before Interest, Taxes, Depreciation and Amortization

(EBITDA)

(In thousands)

	Three months ended
	January 31, 2006	January 31, 2005
Net loss	$(2,864)	$(2,163)

Income tax benefit	(666)	(1,203)
Interest (income) expense, net	(495)	(426)
Equity (income) loss in the earnings of affiliates	244	5
Depreciation and amortization	3,040	1,981

EBITDA	$(741)	$(1,806)

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